
                   INTERACTIVE TECHNOLOGIES CORPORATION, INC.

                        PRO-FORMA COMBINED BALANCE SHEETS
                                  MAY 31, 1997



                                    Historical
                               ----------------------------------
                                                     Acquired
                                   Interactive
                                   Technologies       Airtech         Adjustments
                                   Corporation     International          For
                                      Inc.          Corporation       Acquisition     Combined
                                ---------------------------------    --------------  -----------

                                                             ASSETS
                                                        -----------------
Current Assets                      $ 179,051       $1,045,130                        $1,224,181

Property and equipment net
    of depreciation                    86,285          230,426                           316,711
Notes receivable                                       783,957                           783,957
Intellectial properties net of
    amortization                    4,911,768(2)     1,087,397(3)     12,250,000(4)   18,249,165
Goodwill                                               617,500         1,329,252(4)    1,329,252
Other assets                            1,666          519,689                           521,355
                                  ---------------   --------------   ---------------  -----------

Total Assets                        5,178,770        4,284,099        13,579,252     $22,424,621
                                  ===============   ==============   =============== ============

                                        LIABILITIES AND STOCKHOLDERS' EQUITY
                                    -----------------------------------------
Current Liabilities                 $ 676,096       $  385,608                       $ 1,061,704
Deferred revenue                                       400,000                           400,000
Long-term liabilities                 548,673           47,743                           596,416
                                                                       9,000,000(4)    9,000,000
                                  ---------------   --------------                   ------------

Total Liabilities                   1,224,769          833,351                        11,058,120
                                  ---------------   --------------                   ------------

Commitments and contigencies                                                    (5)

Stockholders' Equity
     Paid in Capital               10,970,830        4,110,491         4,579,252(4)   19,660,573

Retained Earning (Deficit)         (7,016,829)        (659,743)                       (7,676,572)
                                  ---------------   --------------                   -------------
                                    3,954,001        3,450,748                        11,984,001
                                  ---------------   --------------   --------------  -------------
Total Liabilities and
   Stockholders' Equity           $ 5,178,770        4,284,099        13,579,252      23,042,121
                                  ===============   ==============   ==============  =============

              See notes to Pro-Forma Combined Financial Statements

                         INTERACTIVE TECHNOLOGIES CORPORATION,  INC.
                         PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                              For The Year Ended May  31, 1997
                                                 Historical
                                    -------------------------------
                                                       Acquired
                                                      ----------
                                    Interactive
                                   Technologies        Airtech         Adjustments
                                    Corporation     International          For
                                       Inc.          Corporation       Acquisition      Combined
                                  --------------   ---------------    -------------   -----------
Net revenues                       $    197,781      $  1,875,264                     $ 2,073,045

Cost of Sales                                -          1,018,804                       1,018,804
                                  --------------   ---------------                    -----------

Gross income                            197,781           856,460                       1,054,241

General and Administrative            2,116,712           965,113                       3,081,825
Interest expense
                                                                         900,000(a)      900,000
Depreciation and amortization           982,642           50,613                (b)     1,033,255
                                  --------------   ---------------                    -----------
     Total Expenses                   3,099,354        1,015,726         900,000        5,015,080
                                  --------------   ---------------    -------------   -----------

Net income from operations           (2,901,573)        (159,266)       (900,000)      (3,960,839)

Gain on sale of Charleston
   license                              543,501                -                          543,501
Loss from abandonment of
   equipment and related capital
   lease obligation                    (297,095)                                         (297,095)
Income taxes                                 -                 -                                -
                                   -------------   ---------------    -------------   ------------

Net Income                         $ (2,655,167)      $ (159,266)       (900,000)     $(3,714,433)
                                   =============   ===============                    ============

Primary earnings per share         $      (0.22)(1)   $    (0.01)(1)                  $     (0.21)

Dulited earnings per share         $      (0.22)(1)   $    (0.01)(1)                  $     (0.09)

(a) Interest expense is computed as if this transaction had been completed on June 1, 1996
(b) The Company will elect to amortize and depreciate assets when placed in service, intellectual properties will not be placed in service until 1998, and accordingly no provision for amortization included in this Proforma  Statement of Operations


              See notes to Pro-Forma Combined Financial Statements

                                       34

                   INTERACTIVE TECHNOLOGIES CORPORATION, INC.


                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  May 31, 1997



1.       Basis of Presentation

     The accompanying Pro-Forma Combined balance sheet at May 31, 1997 and related combined statement of operations for the year then ended have been prepared as if the business combination had occurred on June 1, 1996 the start of the current fiscal year of Interactive.

     The purchase of the outstanding stock of Airtech by Interactive is being reflected in these Pro-Forma Combined Financial Statements using the purchase method for recording the transaction. The excess of cost over book value has been reclassified to other assets of Airtech based on managements estimates and outside valuation based on projected cash flows and revenues from the revalued assets. No provision for amortization of these revalued assets or goodwill are reflected in these combined financial statements.

     There have been no changes in generally accepted accounting principals in the presentation of the combined financial statements from the historical audited financial statements included herein by reference as previously filed or in the audited financial statements of Airtech for its fiscal year ended May 31, 1997.

     Earnings per Share (EPS) is reflected as primary earning per share and fully dilluted earnings per share set forth in the following table used for EPS computation:

                                                          Historical
                                                  ITC               Airtech

Weighted average number of shares              12,139,865          17,485,000
Less shares cancelled                         ( 3,400,000)
Add shares issued for debentures                1,144,444
Adjustment for combined presentation                              (17,485,000)
Common shares issued for acquired               8,000,000
Primary shares outstanding                     17,884,309
Assuming conversion of convertable
   preferred issued for acquired                8,850,000
Assuming conversion of convertable
   Debentures issued for acquired              12,857,143

Fully diluted shares outstanding               39,591,452

                   INTERACTIVE TECHNOLOGIES CORPORATION, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  May 31, 1997


Notes to Historical Financial Statements

     1. Intellectual properties reflected on the balance sheet of Interactive consist of the following:

         License rights net of accumulated amortization
         of $371,250                                                 $   303,750
         Proprietary software and trademark, net of accumulated
         amortization of $1,257,028                                    4,154,015
                                                                      $4,457,765

     License rights consist of ITC's Federal Communications Commission Interactive Video and Data Services (IVDS) radio station license in the Melbourne-Titusville-Palm Bay, Florida and the retained 10% interest in IVDS license in the Charleston-North Charleston, South Carolina service areas representing an additional enhancement to ITC=s programming distribution. These licenses have a duration of an initial five years, and are renewable if all conditions of the license are met. IVDS, a two way communications system , will allow viewer to take an active role in systems delivered through broadcast television, cable television, wireless cable, direct broadcast satellite or other future television delivery methods. IVDS is regulated as a personal radio service under the rules of the FCC which has allocated spectrum in the 218-219 MHZ range for its use. IVDS systems are designed to operate with a hand-held remote control device that controls the interactive set top[ device on the subscriber's television set. A viewer would interact with the TV station through a radio signal using an IVDS frequency.

     Proprietary software and trademarks consist of software developed for integration into the rebate television market and a trademark known as Rebate TV
(TM) purchased in October 1995.  This  proprietary  software  allows ITC to be a developer and producer of television,  interactive  television  and  interactive digital media programming. These programs can be developed in various interactive formats for cable, broadcast and direct broadcast satellite television as well as for Internet distribution. Rebate TV is a television program which incorporates interactive media and computer data management allowing retail vendors to communicate their message to consumers, the allow the consumer to verify his or her purchase, with the consumer receiving a cash rebate from ITC for their purchases. Retailers represent a broad spectrum of the business community including grocer chains, furniture stores, tire service stores, banks, restaurants, car dealers and a variety of other specialty businesses.

2. Intellectual properties reflected on the balance of Airtech consist of the cost incurred to date for the development of a full line of air purification products for commercial, consumer, automobile and medical use. Several of the products will be eligible for a US and foreign patents with patent applications currently in process or planned .

Adjustments for Acquisition

3. Per the stock purchase agreement entered into on May 8, 1997 between Interactive Technologies Corporation, Inc. and Airtech International Corporation the following presents the securities and the related valuation of the purchase of 100% of the issued and outstanding common stock of Airtech:

                                                        Value
         Description of Securities                    Per Share         Total
         8,000,000 shares of Interactive
         Common Stock, registered                    $0.56(a)      $   4,480,000

         8,850,000 shares of Interactive
         Preferred Stock, registered and
         convertible into Common Stock               $0.45(b)          3,982,500

         $9,000,000 in Convertible
         Debentures                                  At  Face          9,000,000
         Total value of purchase of 100%of Airtech
         Common Stock                                               $ 17,462,500

                   INTERACTIVE TECHNOLOGIES CORPORATION, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  MAY 31, 1997
                                   (Unaudited)

     (a) The closing of bid price of Interactive common stock on May 8, 1997 was $1.125, for valuation of a private placement type transaction of registered shares of common stock Interactive has discounted the price per share by 50%.

     (b) The Preferred Stock is convertible into one (1) share of Common Stock after 24 months or can be called by the Company during that time, for valuation purposes the assigned value of the common shares was reduced by 20%.

The following represents the allocation of the purchase price:

         Book value of Airtech common stock                      $   3,804,026
         Intellectual properties                                    12,250,000
         Excess of purchase price over cost                          1,408,474
         Total Purchase Price                                      $17,462,500

4.  Interactive Technologies has the following litigation pending:

     The Company is a defendant in a proceeding filed in the United States District Court for the Southern District of New York. It accepted service April 5, 1997 in an action brought by Studiolink Corporation and Steven Campus for damages arising out of an equipment lease agreement. The Company expects to assert counterclaims against the Plaintiffs for losses suffered as a result of their failure to perform. Settlement discussions have been ongoing and the Company expects this matter to be settled in a manner not unfavorable to the Company. In addition, in related matters, the Company is in litigation with LLB Realty, L.L.C. which has filed a claim alleging claims under an office lease agreement in Superior Court of New Jersey, Mercer County. The Company has asserted claims against L.L.B. Realty, L.L.C. for failure to perform under the conditions of the agreement. Settlement negotiations have been ongoing and the Company expects this matter to be settled in a manner not unfavorable to the Company. .

     The Company is not a party to any other pending legal proceedings except for claims and lawsuits arising in the normal course of business. The Company does not believe that these claims or lawsuits will have a material effect on ITC's financial condition or results of operations. Accordingly no provision or accrual for potential losses are reflected in the Pro-Forma Combined Financial Statements.

     Airtech International Corporation has the following litigation pending:

     Airtech International Corporation, McCleskey Sales and Service, Inc., C.J. Comu and John Potter, plaintiffs vs Honeywell, Inc., Honeywell Environmental Air Control, Inc. And Suzanne Haas, defendants; No. 3:96CV-1855-D, United States District Court for the Northern District of Texas, Dallas Division.

     In this case, Airtech, a subsidiary and two of its officers filed suit against Honeywell, Inc. And a Honeywell subsidiary and an employee asserting several causes of action. These causes of action include breach of contract relating to termination of the Company=s Full Service Distributorship agreements, for defamation and tortious interference with contract relating to a merger agreement between the Company and DCX, Inc., for unfair competition regarding claims made by Honeywell about it air purification products, for negligent misrepresentation regarding representations made to the Company and its subsidiary regarding the exclusivity of certain arrangements with the defendants, and for declaratory relief and attorney=s fees. Honeywell filed a counterclaim against the Company, McCleskey, Comu and Potter. Honeywell alleges that the Company and McCleskey owe Honeywell money for past purchases, and that Comu and Potter interfered with the relationship between McCleskey and Honeywell. Honeywell seeks $71,000 in actual damages and unspecified punitive damages and attorney=s fees. The Company has denied all of the material allegations of Honeywell=s counterclaim. The Company plans to vigorously defend the counterclaim and believes the counterclaim to be without merit. Honeywell, Inc., plaintiff, vs Airtech International Corporation, AirSoPure, Inc. And Richard Allegrati, defendants: No. WMN 97-238 United States District Court for the District of Maryland, Baltimore Division.

                   INTERACTIVE TECHNOLOGIES CORPORATION, INC.

                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  May 31, 1997


     Honeywell filed suit against the Company, a subsidiary and an employee, alleging violations of the Lanham Act and the Maryland Uniform Trade Secrets Act and the common law. The suit alleges that certain Airtech and AirSoPure products were sold in violation of the Honeywell=s trademarks, and that the cover design of certain products of Airtech/AirSoPure was wrongfully obtained. The suit seeks an injunction and unspecified damages. Rather than incur substantial additional attorney=s fees, the Company agreed to the entry of a preliminary injunction regarding the sale of a very small number of modified Honeywell products, immaterial to the Company=s business. The Company denies all of the material allegations of Honeywell=s claims, is vigorously defending this case. The Company believes Honeywell=s claims to be without merit.

     Accordingly no reserve or accrual has been reflected in these Combined Pro-Forma Financial Statements for this pending litigation.